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                                                                   EXHIBIT 5.1

                         [STIKEMAN ELLIOTT LETTERHEAD]

                                                             August 30, 2000


VIA FACSIMILE AND COURIER


Zemex Corporation
Canada Trust Tower
BCE Place
Suite 3750
161 Bay Street
Toronto, Ontario
M5J 2S1

Ladies and Gentlemen:



RE:   SALE OF COMMON SHARES PURSUANT TO REGISTRATION STATEMENT ON
      FORM S-8 COVERING 1999 STOCK OPTION PLAN OF ZEMEX
      CORPORATION

      We have acted as counsel to Zemex Corporation (the "Company") in connection with the registration by the Company of 100,000 common shares (the "Shares"), described in the Registration Statement on Form S-8 of the Company being filed with the Securities and Exchange Commission concurrently herewith. The Shares may be issued by the Company pursuant to the 1999 Stock Option Plan (the "Plan") of Zemex Corporation. In such connection, we have examined certain corporate records and proceedings of the Company, including actions taken by the Company's Board of Directors in respect of the authorization and issuance of the Shares to meet the requirements of the Plan, and such other matters as we deemed appropriate.

      Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plan, will be legally issued, fully paid and non-assessable shares in the capital stock of the Company.

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      We hereby consent to be named in the Registration Statement and in the
Prospectus constituting a part thereof, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as an exhibit to the aforesaid Registration Statement.




                                       Yours truly,

                                       /s/ STIKEMAN ELLIOTT

                                       STIKEMAN ELLIOTT